UNIT INVESTMENT
         TRUST ENDORSEMENT
                              In this endorsement, "we" and "our" mean Equitable Variable Life Insurance Company. "You" means the owner of the policy at the time an owner's right is exercised.

--------------------------------------------------------------------------------

EFFECTIVE DATE:   [FEBRUARY 15, 1985]

This endorsement is made part of your policy as of its Effective Date. It should be attached to and kept with your policy.

On the Effective Date of this endorsement we exercised our right under the policy to operate Separate Accounts I and II as a unit investment trust. As a result, the assets in Separate Account II have been transferred to Separate Account I by merger, and Separate Account II is ended. Separate Account I is now operating in unit investment trust form. It is referred to herein as "the Separate Account." It is made up of investment divisions.

The investment assets of the former Separate Account I have been exchanged for shares of the common stock portfolio of The Hudson River Fund, Inc., "the investment company." Those shares are in the common stock investment division of the Separate Account.

The investment assets of the former Separate Account II have been exchanged for shares of the money market portfolio of the investment company. Those shares are in the money market investment division of the Separate Account.

Future allocations of Net Annual Premiums will be on the basis of the allocation percentages in effect immediately before the Effective Date of this endorsement unless you change them. That is, premiums that would otherwise have been allocated to the former Separate Account I will be allocated to the common stock investment division. Premiums that would otherwise have been allocated to the former Separate Account II will be allocated to the money market investment division.

Any policy loan outstanding on the Effective Date of this endorsement will be allocated as it had been allocated between the former Separate Accounts I and II.

As a result of this change in operations, as of the Effective Date of this endorsement, the policy to which this endorsement is attached is amended as follows:

1. The phrase "separate account investment experience" wherever it appears on the first page of the policy is replaced by the phrase "the investment experience of this policy."

2. The terms "Separate Account I" and Separate Account II" in the Investment Allocation section on Page 3 of the policy are changed to "Common Stock Division" and "Money Market Division," respectively.

3. All other references in the policy, and in any other endorsement to the policy, to Separate Account I or II and to the Separate Accounts are changed to "the Separate Account."

4. References in the policy, and in any other endorsement to the policy, to "the separate accounts," "a separate account" and "each separate account" are changed to "the investment divisions," "an investment division" and "each investment division," respectively.

5.   The section entitled "The Separate Accounts" is replaced by the following:

                              THE SEPARATE ACCOUNT

The Separate Account is our Separate Account I (in unit investment trust form). We established and we maintain it under the laws of New York State. Realized and unrealized gains and losses from the assets of the Separate Account are credited or charged against it without regard to our other income, gains, or losses. Assets are put in the Separate Account to support this policy and other variable life insurance policies. Assets may be put in the Separate Account for other purposes, but not to support contracts or policies other than variable life insurance.

The assets of the Separate Account are our property. The portion of its assets equal to the reserves and other policy liabilities with respect to the Separate Account will not be chargeable with liabilities arising out of any other business we conduct. We may transfer assets of the Separate Account in excess of such reserves and liabilities to our general account. We may transfer assets of an investment division in excess of the reserves and other liabilities with respect to that division to another investment division or to our general account.

We will value the assets of each investment division on each business day. A business day is any day on which the New York Stock Exchange is open for trading.

INVESTMENT DIVISIONS. The Separate Account consists of "investment divisions." Each division may invest its assets in separate class (or series) of shares of a designated investment company. Each class represents a separate portfolio in the investment company. The investment divisions available on the Effective Date of this endorsement are described on Page 3 of this endorsement. If we add or remove investment divisions, we will send you a new page reflecting this.

We have the right to change designated investment companies. We have the right to add or remove investment divisions. We

S.85-99 Unit Investment Trust Endorsement    Page 1
have the right to withdraw assets of a class of policies to which this policy belongs from an investment division and put them in another investment division. We also have the right to combine any two or more investment divisions. The term "investment division" in this policy shall then refer to any other investment division in which the assets of a class of policies to which this policy belongs were placed. If we make any such change we will send you a new Page 3 for this endorsement reflecting it.

We have the right to:

1. register or deregister the Separate Account under the Investment Company Act of 1940;

2. run the Separate Account under the direction of a committee, and to discharge such committee at any time;

3. restrict or eliminate any voting rights of policy owners, or other persons who have voting rights as to the Separate Account; and

4. operate the Separate Account by making direct investments or in any other form. If we do so, we may invest the assets of the Separate Account in any legal investments. We will rely upon our own and outside counsel for advice in this regard. Also, unless otherwise required by law or regulation, the investment advisor or any investment policy may not be changed without our consent.

CHANGE IN INVESTMENT OBJECTIVE OR POLICY. We will notify you of any material change in an investment objective or policy of any investment company that is invested in by an investment division to which net premiums have been allocated under this policy.

If required by law or regulation, the investment policy of the Separate Account will not be changed unless approved by the Superintendent of Insurance of New York State or deemed approved in accordance with such law or regulation. If so required, the process for getting such approval is filed with the insurance supervisory official of the jurisdiction in which this policy is delivered.

6. On Page 7 of the policy, the phrase "to the other" in the third line on the right side of the page is changed to "to another."

7. The section entitled "Actual Net Rate of Return" is replaced by the following:

ACTUAL NET RATE OF RETURN (ACTUAL NRR). For each investment division, the Actual NRR for a policy year reflects the division's:

     o   dividends received from the investment company;

     o plus realized and unrealized capital gains of the division's investment in the investment company;

     o   minus  realized  and  unrealized   capital  losses  of  the  division's
         investment in the investment company;

     o minus any charges for taxes or amounts set aside as a reserve for taxes;

     o minus a charge not exceeding .50% per year for mortality and expense risks.

The Actual NRR for each investment division will be increased to the extent that expenses of the investment division exceed the charges for securities brokers' commissions, transfer taxes, and other fees relating to securities transactions and a charge for investment management expenses of .25% per year.

The Actual NRR for a period less than a year will be calculated in a consistent manner.

8.   In the last paragraph of the section entitled "Calculation of Cash Values":

     a. The phrase "to the other separate account" appearing at the end of the first sentence is replaced by "to each other investment division proportionately."

     b. The second sentence is replaced by the following: Also, the premium allocation percentage for such investment division will be reduced to zero and the percentage for each other investment division will be increased proportionately.



                    EQUITABLE VARIABLE LIFE INSURANCE COMPANY



   SPECIMEN    Secretary                      SPECIMEN    President

     Kevin Keefe                                Franklin Maisano



S.85-99  Unit Investment Trust Endorsement    Page 2

                       DESCRIPTION OF INVESTMENT DIVISIONS

THE ASSETS IN EACH INVESTMENT DIVISION ARE INVESTED IN SHARES OF A DESIGNATED PORTFOLIO OF AN INVESTMENT COMPANY. EACH PORTFOLIO REPRESENTS A DIFFERENT CLASS (OR SERIES) OF SHARES ISSUED BY THE HUDSON RIVER FUND, INC.

COMMON STOCK DIVISION - WE  EXPECT  THE  INVESTMENTS  IN THIS PORTFOLIO WILL BE,
                        PRIMARILY,   COMMON   STOCKS   AND   OTHER   EQUITY-TYPE
                        INVESTMENTS.

MONEY MARKET DIVISION - WE  EXPECT  THE  INVESTMENTS  IN THIS PORTFOLIO WILL BE,
                        PRIMARILY, SHORT-TERM (NOT TO EXCEED ONE YEAR) MONEY MARKET INSTRUMENTS, SUCH AS: UNITED STATES (U.S.) GOVERNMENT AND U.S. GOVERNMENT AGENCY SECURITIES; BANK MONEY INSTRUMENTS; TIME DEPOSITS; CERTIFICATES OF DEPOSIT; HIGH GRADE COMMERCIAL PAPER, INCLUDING MASTER DEMAND NOTES; AND REPURCHASE AGREEMENTS COVERING U.S. GOVERNMENT OBLIGATIONS AND CERTIFICATES OF DEPOSIT.

INVESTMENT RESULTS WILL REFLECT FLUCTUATIONS IN MARKET VALUES OF SECURITIES. PLEASE REFER TO THE CURRENT PROSPECTUS FOR THE HUDSON RIVER FUND, INC. FOR A COMPLETE DESCRIPTION OF THE FUND AND THE DESIGNATED PORTFOLIOS.





S.85-99                            Page 3